Exhibit 1
OFFICE OF THE SECRETARY OF STATE
AMENDED
CERTIFICATE OF INCORPORATION
WHEREAS, the Amended Certificate of Incorporation of
GLOBAL WARMING SOLUTIONS, INC.
has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.
     NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.
     IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.

Field in the city Oklahoma City this 25th day of May, 2007.

Secretary of State